Ex. 99.1

FOR IMMEDIATE RELEASE
Cidara Provides Corporate Update and Reports
Fourth Quarter and Full Year 2018 Financial Results

SAN DIEGO, February 28, 2019 - Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported financial results for the three months and full year ended December 31, 2018 and provided an update on its corporate activities and product pipeline.

"Our global Phase 3 ReSTORE trial of rezafungin, for the treatment of patients with candidemia and invasive candidiasis, is enrolling patients and progressing in line with expectations. We also continue to discuss with regulatory authorities our plans for the design and initiation of our Phase 3 ReSPECT prophylaxis trial in patients undergoing allogeneic blood and marrow transplantation," said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. "In addition, we continue to advance our Cloudbreak antiviral program with development leads that have the potential to offer universal influenza prevention against known seasonal and pandemic influenza strains as well as fast-acting treatment with an expanded window of efficacy compared to existing therapies. We expect to nominate a development candidate from this program at the end of the first quarter."

Fourth Quarter 2018 and Subsequent Highlights

•
Presented rezafungin data at the 2019 TCT Meeting: In February 2019, data from studies of rezafungin were presented at the 2019 Transplantation and Cellular Therapy (TCT) Meeting of ASBMT and CIBMTR in Houston. Three poster presentations highlighted the potential advantages of rezafungin for the prevention of invasive fungal infections in blood and marrow transplant patients.

•	Strengthened executive management team: In December 2018, Cidara appointed James (Jamie) Levine as its chief financial officer and Jessica Oien, J.D., as its general counsel and secretary.

•
Presented new rezafungin data at the 2018 ASH Annual Meeting: In December 2018, Cidara presented new data from studies of rezafungin at the 60th American Society of Hematology (ASH) Annual Meeting in San Diego. A poster was presented highlighting the potential of rezafungin to prevent invasive fungal infections in blood and marrow transplant patients.

•
Successful Phase 2 STRIVE trial results evaluating rezafungin presented at IDWeek 2018: In October 2018, the company presented data at IDWeek 2018 in San Francisco showing that the STRIVE trial successfully achieved its primary endpoints, demonstrating the efficacy and safety of once-weekly dosing of rezafungin compared to once-daily dosing of caspofungin in patients with candidemia and/or invasive candidiasis. The rezafungin data showcased the broad clinical utility of Cidara’s novel once-weekly antifungal agent.

•
Presented new rezafungin data at the 2018 Hot Topics in Infectious Disease Conference: In October 2018, new data from studies of rezafungin were presented at the 2018 Hot Topics in Infectious Diseases (HTIDE) Conference in Mestre, Venice. Two posters highlighted analyses of rezafungin in special patient populations and by geographic outcomes based on results from Cidara’s Phase 2 STRIVE trial. The third poster highlighted the in vivo efficacy of rezafungin in aspergillosis.

Fourth Quarter and Full Year 2018 Financial Results

•	Cash, cash equivalents and short-term investments totaled $74.6 million as of December 31, 2018, compared with $75.3 million as of December 31, 2017.

•
As of February 20, 2019, Cidara had 27,816,014 shares of common stock outstanding, and 445,231 shares of Series X convertible preferred stock outstanding, which are convertible into 4,452,310 shares of common stock.

•
Research and development expenses were $13.0 million and $49.1 million for the three months and full year ended December 31, 2018, respectively, compared to $10.2 million and $42.8 million for the same periods in 2017. The changes were primarily attributable to clinical development activities for rezafungin.

•
General and administrative expenses were $3.6 million and $14.1 million for the three months and full year ended December 31, 2018, compared to $3.2 million and $12.9 million for the same periods in 2017. The increase was primarily due to personnel-related costs.

•
Net loss for the three months ended December 31, 2018 was $12.3 million, compared to a net loss of $13.4 million for the fourth quarter of 2017. For the full year ended December 31, 2018 and 2017, Cidara’s net loss was $59.0 million and $55.7 million, respectively. Net loss attributable to common stockholders, which includes a one-time, non-cash beneficial conversion feature expense of $10.3 million recorded in the second quarter of 2018, totaled $69.3 million for the year ended December 31, 2018.

About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on the discovery, development and commercialization of novel anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. Cidara is currently advancing its novel echinocandin antifungal, rezafungin acetate, in a Phase 3 clinical trial, for the treatment of candidemia and invasive candidiasis and continues to discuss with regulatory authorities its plans for the design and initiation of a second Phase 3 trial in the prophylaxis of invasive fungal infections in patients undergoing allogeneic blood and marrow transplantation. Rezafungin is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. Cidara also is leveraging its proprietary Cloudbreak® platform to develop antibody-drug conjugates (ADCs) for serious viral and bacterial infections, including further investigation of the high potency and long half-life observed in its antiviral ADCs for influenza. The Cloudbreak platform is designed to discover compounds that both directly kill pathogens and direct a patient’s immune system to attack and eliminate pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the initiation of rezafungin Phase 3 pivotal trials, the potential for rezafungin to be a novel treatment and prophylactic agent against deadly invasive fungal infections, rezafungin’s potential for expanded utility across patient settings, and the potential of the development leads in the Cloudbreak antiviral program, including with respect to their application and effectiveness in the treatment of influenza. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-Q most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2018	2017
(In thousands)
ASSETS
Cash, cash equivalents, and short-term investments	$74,562	$75,314
Other current assets	2,567	2,356
Non-current assets	1,983	1,365
Total assets	$79,112	$79,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$19,973	$19,291
Stockholders' equity	59,139	59,744
Total liabilities and stockholders' equity	$79,112	$79,035
Cidara Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2018	2017	2018	2017
Operating expenses:
Research and development	$13,046	$10,230	$49,142	$42,823
General and administrative	3,552	3,229	14,143	12,898
Total operating expenses	16,598	13,459	63,285	55,721
Loss from operations	(16,598)	(13,459)	(63,285)	(55,721)
Other income (expense):
Change in fair value of contingent forward purchase obligation	4,075	—	3,851	—
Interest income (expense), net	182	31	629	(7)
Other expense	(1)	—	(211)	—
Total other income (expense)	4,256	31	4,269	(7)
Net loss	$(12,342)	$(13,428)	$(59,016)	$(55,728)
Recognition of beneficial conversion feature	—	—	(10,329)	—
Net loss attributable to common shareholders	$(12,342)	$(13,428)	$(69,345)	$(55,728)
Basic and diluted net loss per common share	$(0.44)	$(0.69)	$(2.76)	$(3.18)
Shares used to compute basic and diluted net loss per common share	27,780,212	19,489,375	25,142,976	17,500,853

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
Robert.Uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
(615) 414-8668
ChristyCurran@sambrown.com

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